SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Check the appropriate box:

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ACTUANT CORPORATION

(Exact name of registrant as specified in its charter)

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ACTUANT CORPORATION

6100 North Baker Road

GLENDALE, WISCONSIN 53209

(414) 352-4160

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

ACTUANT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, will be held at the offices of the Company, 6100 North Baker Road, Glendale, Wisconsin, on Friday, January 9, 2004, at 1:00 p.m., Central Time, for the following purposes:

1.	To elect a Board of nine directors;

2.	To consider and vote upon a proposal to adopt the Company’s 2004 Employee Stock Purchase Plan;

3.	To consider and vote upon a proposal to amend the Company’s Restated Articles of Incorporation to increase the number of authorized shares of Class A Common Stock; and

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof;

all as set forth in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on November 18, 2003 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting or any adjournment thereof.

Whether or not you expect to attend the Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Milwaukee, Wisconsin

December 5, 2003

ACTUANT CORPORATION

6100 North Baker Road

GLENDALE, WISCONSIN 53209

(414) 352-4160

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 5, 2003

This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on Friday, January 9, 2004, and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2003, which constitutes the 2003 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.

A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting, or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR Proposals 2 and 3 and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

The cost of soliciting proxies, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by the Company. Officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefor in addition to their regular compensation. Shares held for the accounts of participants in the Company’s 401(k) Plan (“Savings Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan.

A majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, constitutes a quorum for action on a matter at the Meeting. Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”), absent voting instructions from the beneficial owner under the rules of the New York Stock Exchange, will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the

Wisconsin Business Corporation Law, the Company’s articles of incorporation and by-laws, and any other requirements applicable to the matters to be voted upon.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

The affirmative vote of holders of a majority of the shares cast at the Meeting, in person or by proxy, will be required for the approval of Proposal 2. The affirmative vote of holders of two-thirds of all outstanding shares will be required for the approval of Proposal 3.

On November 18, 2003, the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting of Shareholders, the Company’s outstanding capital stock consisted solely of 23,570,300 shares of Class A Common Stock. Each share of Class A Common Stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 1, 2003, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s executive officers and directors as a group. Briefly stated, shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days.

On October 1, 2003, the Company announced that the board of directors approved a two-for-one stock split of its Class A Common Stock which was paid on October 21, 2003 to shareholders of record on October 10, 2003. The stock split was in the form of a stock dividend, with each shareholder receiving an additional share of stock for each share held. All references to the number of shares of Class A Common Stock in this Proxy Statement have been restated to reflect the stock split.

Beneficial Owner (1)	Amount and Nature	Percent of Class
FMR Corp. (2)	2,991,374	12.7%
82 Devonshire Street
Boston, Massachusetts 02109
Oppenheimer Capital, LLC (3)	1,505,700	6.4%
1345 Avenue of the Americas
49th Floor
New York, New York 10105
T. Rowe Price Associates, Inc. (4)	2,823,610	12.0%
100 East Pratt Street
Baltimore, Maryland 21202

Beneficial Owner (1)	Amount and Nature		Percent of Class
Robert C. Arzbaecher	786,302	(5)	3.3%
President and Chief Executive
Officer and Director
Gustav H.P. Boel, Vice President, Kopp and Director	15,312	(6)	*
Bruce S. Chelberg, Director	34,800	(7)	*
H. Richard Crowther, Director	86,000	(8)	*
Thomas J. Fischer, Director	2,000		*
Mark E. Goldstein, Vice President, Tools & Supplies	41,456	(9)	*
William K. Hall, Director	10,000	(10)	*
Kathleen J. Hempel, Director	10,000	(11)	*
Ralph L. Keller, Vice President, Operations	106,202	(12)	*
Andrew G. Lampereur, Vice President and Chief Financial Officer	204,102	(13)	*
Robert A. Peterson, Director	6,400	(14)	*
William P. Sovey, Director	13,000	(15)	*
All Directors and Executive Officers (18 persons)	1,525,416	(16)	6.5%

*Less	than 1%

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Based on most recently filed Schedule 13G by FMR Corp. (“FMR”), Edward C. Johnson III and Abigail P. Johnson, Fidelity Management & Research Company, a registered investment adviser and wholly owned subsidiary of FMR, is the beneficial owner of 1,900,280 shares over which Mr. Johnson, FMR and the Fidelity Funds each have sole dispositive power and the Fidelity Funds’ Boards of Trustees have sole voting power. Fidelity Management Trust Company, a wholly owned subsidiary of FMR, is the beneficial owner of 1,091,000 shares over which Mr. Johnson and FMR each have sole voting and sole dispositive power.

(3)	Based on most recently filed Schedule 13G, Oppenheimer Capital, LLC has shared voting and dispositive power with respect to all of the shares reported.

(4)	Based on most recently filed Schedule 13G, T. Rowe Price Associates, Inc. has sole voting and dispositive power with respect to all of the shares reported. The reported shares, however, are owned by various individual and institutional investors to whom T. Rowe Price Associates, Inc. acts as an investment advisor. T. Rowe Price Associates, Inc. expressly disclaims beneficial ownership of the reported shares.

(5)	Includes 1,200 shares held by spouse, 1,100 shares held by his children through a custodian, 10,052 shares held in the Savings Plan and 1,600 shares held in an individual IRA Account. Also includes 453,280 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2003.

(6)	Includes 12,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2003. Excludes 2,150 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, of which he does not have any voting or dispositive power and 6,000 restricted stock units which have not vested.

(7)	Includes 12,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2003.

(8)	Includes 1,200 shares held by a family trust and 84,800 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2003. Excludes 29,464 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, of which he does not have any voting or dispositive power.

(9)	Includes 1,272 shares held in the Savings Plan, 584 shares held in the Employee Stock Purchase Plan and 26,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2003.

(10)	Includes 6,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2003. Excludes 3,236 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, of which he does not have any voting or dispositive power.

(11)	Includes 6,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2003.

(12)	Includes 2,382 shares held in the Savings Plan, 60 shares held in Employee Stock Purchase Plan and 30,200 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2003.

(13)	Includes 4,098 shares held in the Savings Plan, 362 shares held in the Employee Stock Purchase Plan and 129,280 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2003.

(14)	Excludes 134 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan.

(15)	Includes 12,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2003. Excludes 7,700 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, of which he does not have any voting or dispositive power.

(16)	Includes 1,600 shares held in an individual IRA account, 1,200 shares held by a family trust, 1,200 shares held by spouses, 1,100 shares held by a custodian for minor children, 1,300 shares held in the Employee Stock Purchase Plan and 22,624 shares held in the Savings Plan. Also includes 880,860 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2003. Excludes 42,684 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, for which none of the directors has any voting or dispositive power. Also excludes 6,000 unvested restricted stock units.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Meeting, nine directors are to be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company.

	Age	Director Since
Robert C. Arzbaecher	43	2000
President and Chief Executive Officer of Actuant Corporation
Gustav H.P. Boel	58	2000
Vice President—Kopp
Bruce S. Chelberg (1)	69	2000
Retired Chairman and Chief Executive Officer of Whitman Corporation (a conglomerate whose principal operating company is an independent Pepsi-Cola bottler)
H. Richard Crowther (1)(2)	71	1995
Retired Vice Chairman, Illinois Tool Works Inc. (manufacturer of engineered components and systems)
Thomas J. Fischer (2)	56	2003	*
Consultant in corporate financial and accounting matters, retired partner of Arthur Andersen LLP
William K. Hall (1)(2)(3)	60	2001
Chairman and Chief Executive Officer, Procyon Technologies, Inc. (holding company focused on the acquisition and growth of suppliers to the global aerospace and defense industry)
Kathleen J. Hempel (2)(3)	53	2001
Private investor and Former Vice Chairman and Chief Financial Officer of Fort Howard Corp. (manufacturer, converter and marketer of sanitary tissue products)
Robert A. Peterson (2)	47	2003	*
President and Chief Executive Officer of Norcross Safety Products L.L.C. (manufacturer and marketer of personal safety equipment)
William P. Sovey (2)(3)	70	2000
Chairman and former Chief Executive Officer of Newell Rubbermaid, Inc. (a multi-national manufacturer and marketer of branded consumer products)

*	Appointed to the board of directors in July 2003.

(1)	Member of the Compensation Committee of the Board of Directors.

(2)	Member of the Audit Committee of the Board of Directors.

(3)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.

All of the directors have held the positions with the Company or other organizations shown in the above table during the past five years, except for the following: (a) Robert C. Arzbaecher was Vice President and Chief Financial Officer of Applied Power Inc. from 1994 and Senior Vice President from 1998 until August, 2000; (b) Gustav H.P. Boel was Senior Vice President of APW Ltd. until February, 2001 and an independent business consultant from February, 2001 until September, 2002; (c) Bruce S. Chelberg was Chairman and Chief Executive Officer of Whitman Corporation from 1992 to 2000; (d) Thomas J. Fischer was a partner with Arthur Andersen LLP from 1980 to 2002; and (e) William K. Hall was Chairman and Chief Executive Officer of Falcon Building Products, Inc. from 1997 to 2000.

Bruce S. Chelberg is a director at First Midwest Bancorp., Inc, Northfield Laboratories, Inc. and Snap-On Tools. Thomas J. Fischer is a director of Badger Meter, Inc. William K. Hall is a director of GenCorp Inc., A.M. Castle & Co. and Great Plains Energy, Inc. Kathleen J. Hempel is a director of Whirlpool Corp., Oshkosh Truck Corp., A.O. Smith Corp. and Kennametal Corp. William P. Sovey is a director of Newell Rubbermaid, Inc. and Teco Energy, Inc.

PROPOSAL 2

APPROVAL OF THE ACTUANT CORPORATION 2004 EMPLOYEE STOCK PURCHASE PLAN

Shareholders of the Company are being asked to approve the Actuant Corporation 2004 Employee Stock Purchase Plan, which we refer to as the Plan. The board of directors has determined that it is advisable and in the best interests of the Company and the shareholders to adopt the Plan. The board of directors has adopted the Plan, subject to shareholder approval. The purpose of the Plan is to provide an opportunity for eligible employees of the Company to purchase shares of Class A Common Stock at a discount through voluntary automatic payroll deductions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company as its shareholders. A copy of the Plan is attached hereto as Exhibit A. The following summary of the material features of the Plan is qualified in its entirety by reference to the complete text of the Plan.

The affirmative vote of holders of a majority of the shares cast at the Meeting, in person or by proxy, will be required for the approval of the Plan. Abstentions and broker non-votes will have no effect on this proposal.

The board of directors unanimously recommends that you vote FOR approval of the Plan.

Shares Subject to Plan

The total number of shares of common stock available for issuance under the Plan is 100,000. If there is a change in the outstanding shares of common stock by reason of a stock dividend or distribution, stock spilt, recapitalization, combination or exchange of shares or by reason of certain other corporate transactions specified in the Plan, the number of shares available for issuance under the Plan will be equitably adjusted.

Administration

The Plan will be administered by the Compensation Committee of the board of directors. The Committee is authorized to establish rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any benefits granted thereunder as it deems necessary or advisable.

Eligible Employees

All regular employees of the Company and its subsidiaries may participate in the Plan other than, in the discretion of the Committee, employees whose customary employment is twenty hours or less per week, employees whose customary employment is for not more than five months per year, and employees who are members of the Company’s executive leadership team.

Offering Periods

The Plan will be implemented by consecutive offering periods with a new offering period commencing on the first day of every month, or on such other date as the Committee shall determine, and continue thereafter until the last day of the applicable period. The Committee will designate the trading day or days following the end of each offering period on which shares will be purchased under the Plan.

Payroll Deductions

The Committee has the authority to set the minimum and maximum amount of payroll deductions that an eligible employee can make. However, no participants’ right to purchase shares shall accrue at a rate in excess of $25,000 of the fair market value of such shares for each calendar year in which the right is outstanding at any time. The accumulated deductions will be applied to the purchase of shares on each applicable purchase date or dates. The purchase price for shares purchased under the Plan in the open market shall not be less than an amount equal to 90% of the average of the actual market purchases made by the Company for the applicable offering period. The purchase price for authorized but unissued shares or treasury shares purchased under the Plan shall not be less than an amount equal to 90% of the average daily closing price for the shares for the last ten trading days of each offering period. Notwithstanding the foregoing, no discount shall be available under the Plan for a calendar year unless the Company’s cash profits per share for the immediately preceding fiscal year have increased at least 15% over the cash profits per share of the fiscal year preceding the most recently completed fiscal year.

Amendment

The board of directors may amend the Plan at any time, subject to any required shareholder approval to comply with the requirements of the Securities and Exchange Commission and the Internal Revenue Code. The board of directors may also suspend or discontinue the Plan at any time.

Federal Income Tax Consequences

The Plan is intended to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code. As a result, a participant will pay no federal income tax upon enrolling in the Plan or upon purchase of the shares under the Plan. A participant may recognize income and/or gain or loss upon the sale or other disposition of shares purchased under the Plan, the amount and character of which will depend on whether the shares are held for two years from the first day of the offering period.

If the participant sells or otherwise disposes of the shares within that two year period, the participant will recognize ordinary income at the time of disposition in an amount equal to the excess of the market price of the shares on the date of purchase over the purchase price and the Company will be entitled to a tax deduction for the same amount.

If the participant sells or otherwise disposes of the shares after holding the shares for the two-year period, the participant will recognize ordinary income at the time in an amount equal to the lesser of (i) the excess of the market price of the shares on the first day of the offering period over the purchase price, or (ii) the excess of the market price of the shares at the time of disposition over the purchase price. The Company will not be entitled to any tax deduction with respect to shares purchased under the Plan if the shares are held for the requisite two-year period.

The participant may also recognize capital gain or loss at the time of disposition of the shares, either short-term or long-term, depending on the holding period for the shares.

Other Information

The Plan is intended to go into effect once shareholder approval is obtained. On November 18 2003, the closing price of the Company’s Class A Common Stock was $28.51 per share.

PROPOSAL 3

AMENDMENT TO

THE RESTATED ARTICLES OF INCORPORATION OF THE COMPANY

The board of directors has determined that it is advisable and in the best interests of the Company and its shareholders to amend the Company’s Restated Articles of Incorporation (the “Articles”) to increase the number of authorized shares of Class A Common Stock. Accordingly, the board of directors has proposed an amendment to the Articles increasing the number of authorized shares of Class A Common Stock from 32,000,000 to 42,000,000 for submission to the Company’s shareholders at the Meeting.

The affirmative vote of two-thirds of all shares entitled to vote thereon shall be required for approval of the proposed amendment to the Articles. Since abstentions and broker non-votes are not affirmative votes, they will have the effect of votes cast against the proposal.

The board of directors unanimously recommends that you vote FOR approval of the amendment.

As of the record date, there were 23,570,300 shares of Class A Common Stock outstanding, 1,406,178 shares were reserved for issuance in connection with various employee benefit plans and an additional 3,758,457 shares were reserved for issuance in connection with the Company’s 2% Convertible Senior Subordinated Debentures due 2023. The increase in the number of outstanding shares since the 2003 Annual Meeting of Shareholders is in large part due to the two-for-one stock split completed in October 2003 which had the effect of doubling the number of outstanding shares.

The board of directors believes it is desirable for the Company to have the flexibility to issue additional shares of Class A Common Stock in excess of the amount which is currently authorized without further shareholder action. While the board of directors continually considers the Company’s capital structure and various financing alternatives, including possible equity offerings in public and private transactions, the board has no formal plans or commitments to issue any additional shares of Class A Common Stock at this time. The availability of additional shares would enhance the Company’s ability to engage in such future actions as well as expanded employee benefit programs and corporate mergers and acquisitions. The board of directors will determine whether, when and on what terms the issuance of shares may be warranted in connection with any of those purposes. Holders of Class A Common Stock do not have preemptive rights to subscribe for or purchase any part of any such future issuances. The Company has no current intention of using additional shares of Class A Common Stock as an anti-takeover defense, however, such an issuance could be used to create impediments to or otherwise discourage persons attempting to gain control of the Company (through dilutive offerings or otherwise).

For the reasons set forth above, the board of directors has proposed that the following resolution, which embodies an amendment to the Articles effecting the increased authorization, be submitted to the Company’s shareholders for approval at the Meeting:

RESOLVED, that Section 3.1(a) of Article III of the Company’s Restated Articles of Incorporation be amended to read as follows:

“(a) Class A Common Stock. 42,000,000 shares of Class A Common Stock, having a par value of $.20 per share.”

If this amendment is approved by the Company’s shareholders, the entire authorized capital stock of the Company will consist of 42,000,000 shares of Class A Common Stock, 1,500,000 shares of Class B Common Stock and 160,000 shares of Cumulative Preferred Stock. No Class B Common Stock or Cumulative Preferred Stock is currently outstanding.

BOARD MEETINGS, COMMITTEES AND DIRECTOR COMPENSATION

There were five meetings of the board of directors (and one action by unanimous consent), five meetings of the Audit Committee, three meetings of the Compensation Committee and three meetings of the Nominating and Corporate Governance Committee during the fiscal year ended August 31, 2003. During the period in the last fiscal year in which they served, all members of the board of directors attended at least 75% of the aggregate number of meetings of the board of directors and all the committees on which they served.

Committees

The Compensation Committee of the board of directors determines the compensation of the Company’s executive officers, administers incentive compensation plans and equity-based plans maintained by the Company, makes recommendations to the board of directors with respect to the amendment, termination or replacement of such plans, recommends to the board of directors the compensation for board members and conducts an annual evaluation of the performance of the Committee.

The Nominating and Corporate Governance Committee of the board of directors is responsible for evaluating and nominating prospective members for the Company’s board of directors. The Committee will also consider nominees for the board of directors recommended by shareholders. Any such recommendation may be submitted to the attention of the Chairman at the principal executive offices of the Company. The Committee is also responsible for exercising a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures.

The Audit Committee of the board of directors: (i) reviews the financial reports and other financial information provided by the Company to its constituencies, (ii) monitors the Company’s systems of internal financial and accounting controls, (iii) oversees the Company’s auditing, accounting and financial reporting processes generally, and (iv) confirms the external auditors’ qualifications and independence.

Director Compensation

For fiscal year 2003, directors who were not employees of the Company were paid an annual retainer of $30,000 for serving on the board of directors and an annual retainer for serving on each committee of $10,000, $5,000 and $5,000 for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively. The chairperson of each committee received an additional annual fee of $5,000. In addition, each director who is not an employee of the Company is automatically granted an option to purchase 6,000 shares of Company common stock immediately after their election at the Annual Meeting of Shareholders pursuant to the terms of the 2001 Outside Directors’ Stock Option Plan, at an exercise price equal to the fair market value of the common stock on the date of grant. For fiscal year 2003, each non-employee director was automatically granted an option to purchase 6,000 shares of Company common stock at an exercise price of $23.94 per share. Directors who are employees of the Company do not receive separate remuneration in connection with their service on the board or board committees.

Under the Outside Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”), each non-employee director may elect to defer all or a specified portion of his annual retainer for future payment on a date specified by the participant or upon termination of the participant’s service as a director. The amount deferred is used to purchase shares of Company common stock on the open market, which shares are then placed in a rabbi trust. Distributions from the Deferred Compensation Plan are made in Class A Common Stock. During fiscal year 2003, three directors participated in the Deferred Compensation Plan.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee of the board of directors oversees and monitors the participation of the Company’s management and independent accountants throughout the financial reporting process. No member of the Committee is employed by or has any other material relationship with the Company. The board of directors has determined that a majority of the members of the Audit Committee, including each of Ms. Hempel and Mr. Fischer, qualify as an audit committee financial expert under Securities and Exchange Commission regulations.

In connection with its function to oversee and monitor the financial reporting process of the Company, the Committee has done, among other things, the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2003 with the Company’s management and PricewaterhouseCoopers LLP;

•	discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380); and

•	received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP its independence.

Based upon the foregoing, the Committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2003.

The Audit Committee has adopted a written charter to govern its operations. The Audit Committee is comprised entirely of independent directors as defined and required by Sections 303.01(B) and 303.02(D) of the New York Stock Exchange listing standards.

Kathleen J. Hempel (Chairman)

H. Richard Crowther

Thomas J. Fischer

William K. Hall

Robert A. Peterson

William P. Sovey

EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors on Executive Compensation

Development of Compensation Approach and Objectives. The Compensation Committee of the board of directors is responsible for establishing all of the policies under which compensation is paid or awarded to the Company’s executive officers, and also determines the amount of such compensation. No member of the Committee is employed by the Company. The Committee’s objective has been to develop a total compensation program that is competitive in the marketplace and provides incentive to increase shareholder value. Each year the Committee has reviewed its executive compensation policies relative to market competitiveness, and then determined what changes in the compensation program, if any, are appropriate for the following year. This review is conducted at the beginning of each fiscal year. Compensation of the Company’s executive officers currently consists of three key components—salary, bonus and stock options.

As in past years, for fiscal 2003 the Committee retained an independent outside consultant who provided data regarding the compensation practices of U.S. manufacturing companies. Competitive pay standards were derived from the results of compensation surveys, including comparisons with many manufacturing companies. This data, along with the President and Chief Executive Officer’s recommendations for particular executive officer compensation and information regarding an executive’s experience, expertise and demonstrated performance, were reviewed by the Committee in connection with setting fiscal 2003 salaries. In determining compensation for fiscal 2003, the total value of each executive’s pay package was less than the competitive median for like positions in companies of similar size and type.

Stock Incentive Component. To emphasize the Committee’s belief that stock ownership by the Company’s executive officers directly focuses those executives on increasing shareholder value, officer stock ownership guidelines have been adopted. In general, it is the Company’s policy that executive officers should hold stock or options equal to a minimum of three times their base salary (recognizing that newer officers may need two or more years to build their ownership, up to that level), with at least one years’ base salary in Actuant share ownership versus vested stock options.

In August 2000, the Company adopted the Actuant Corporation Executive Stock Purchase Plan. The purpose of this plan was to facilitate the purchase of Company common stock by executive officers in order to more closely align the executive’s financial rewards with the financial rewards realized by Company shareholders and to increase the ownership of common stock among executives. The Committee designated the amount that could be borrowed by the executive officers from a financial institution and selected employees eligible to participate in the program. In connection with this plan, the Company guaranteed an individual’s loan and agreed that the Company would be responsible for interest expense incurred by the executive in excess of four percent (4%) per year. During the 2003 fiscal year, the Company did not pay any interest on loans entered into by executive officers because the prevailing interest rates were lower than 4%. The Company also agreed to be responsible for 50% of any loss incurred on shares purchased under this program so long as the participant remains employed by the Company until July 31, 2004. If the participant terminates employment before July 31, 2004 or sells the shares purchased under this program prior to July 31, 2004, the executive officer is responsible for the full amount of any loss on the sale. As of the record date, the fair market value of the stock purchased under the program exceeded the underlying loan amounts. As of August 31, 2003, guarantees by the Company have been made for seven executive officers, totaling approximately $2.6 million in the aggregate, all of which was used to purchase approximately 237,500 shares of Company common stock. The total amounts of the corresponding loans as of October 31, 2003 for our named executive officers were: Mr. Arzbaecher—$0, Mr. Goldstein—$209,831, Mr. Keller—$718,741, and Mr. Lampereur—$572,443. Mr. Boel does not participate in the plan. In fiscal 2002, the Company suspended the practice of providing new guarantees for the benefit of its executive officers in connection with such purchases.

Stock options are granted annually to executive officers. Options may also be granted to other key employees whose present and future contributions are especially important to the Company. All option grants are priced at 100% of market value as of the date of grant. Unless earlier terminated, options expire ten years from the date of grant and generally become exercisable as to half of the options granted two years after the date of grant and fully exercisable five years after the date of grant. During the Company’s 2003 fiscal year, a total of 228,500 stock options were granted to the executive officers.

Key Measurement Criteria for Bonuses. Bonus payments are made to each executive officer based upon the degree of achievement of the year’s financial objectives. An executive may receive more, or less, than the target bonus based on actual business results.

Company executives not in charge of business units receive bonus payments based upon the performance of the Company as a whole. For fiscal 2003, bonuses were based on a year over year improvement in the Company’s Combined Management Measure (“CMM”). CMM is net earnings before interest, taxes and amortization less a 20% charge based upon the net assets employed. For the fiscal year ended August 31, 2003, aggregate bonuses for the Company’s executive officers not in charge of a business unit equaled 134% of the executives’ targeted bonuses.

Each executive responsible for a business unit (or a portion of a business unit) is eligible for a bonus based on the Company’s CMM and on the performance of that unit, with the measuring index utilized being the CMM for the unit. Eighty percent of such an executive’s bonus was based on the applicable unit’s CMM, with the other twenty percent based on the Company’s CMM. For an executive in the Company’s Engineered Solutions business unit, sixty percent of each executive’s bonus was based on the CMM for Engineered Solutions in the executive’s region, twenty percent was based on the global CMM for Engineered Solutions and the remaining twenty percent was based on the Company’s CMM. Bonuses for the Company’s business unit executives who were employed throughout the 2003 fiscal year ranged from 39% to 197% of their target bonuses.

Chief Executive Officer Compensation. Mr. Arzbaecher’s salary for fiscal 2003 was $500,000 and his bonus target was $350,000. Mr. Arzbaecher’s actual bonus for fiscal 2003 was $469,000 (134% of target) due to the Company’s CMM performance as described above. The Company granted Mr. Arzbaecher options to acquire 90,000 shares during fiscal 2003.

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction to $1,000,000 per year for compensation paid to its chief executive officer or any of the other executive officers named in the summary compensation table of this Proxy Statement. Performance-based compensation is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. The Company believes that its stock plans comply with the final Section 162(m) regulations adopted by the Internal Revenue Service. In order to preserve the deductibility of performance-based compensation, the Company will generally seek to comply with Section 162(m) of the Code to the extent such compliance is practicable and in the best interests of the Company and its shareholders.

Compensation Committee Charter. The Compensation Committee has adopted a written charter to govern its operations. The Compensation Committee has evaluated its compliance with its charter and determined that it has complied with its charter.

Bruce S. Chelberg (Chairman)

H. Richard Crowther

William K. Hall

Summary Compensation Table

The following table sets forth compensation awarded to, earned by or paid to the Company’s Chief Executive Officer and each of the Company’s other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2003, for services rendered to the Company and its subsidiaries (“named executive officers”). Also included in the table is actual compensation information for those individuals for fiscal years 2002 and 2001, if they were employed by the Company at that time.

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Securities Underlying Options/ SARs (1)	Restricted Stock Awards ($)		All Other Compensation ($)(2)(3)(4)
Robert C. Arzbaecher
President and Chief Executive Officer	2003	$500,000	$469,000	90,000	$-0-		$20,520
President and Chief Executive Officer	2002	425,000	532,000	100,000	-0-		58,091
President and Chief Executive Officer	2001	360,000	91,916	-0-	-0-		47,149
Gustav H.P. Boel
Vice President, Kopp (5)	2003	$212,000	$103,100	6,000	$114,180	(6)	$-0-
Mark Goldstein
Vice President, Tools & Supplies	2003	$265,000	$216,100	24,000	$-0-		$55,308	(7)
Vice President, Gardner Bender	2002	230,000	185,058	28,000	-0-		34,468	(7)
Vice President, Gardner Bender (8)	2001	97,308	16,000	24,000	-0-		20,906
Ralph L. Keller
Vice President, Operations	2003	$205,000	$109,900	14,000	$-0-		$13,129
Vice President, Operations	2002	195,000	148,200	20,000	-0-		15,976
Vice President, Operations	2001	180,000	26,321	-0-	-0-		36,403
Andrew G. Lampereur
Vice President and Chief Financial Officer	2003	$250,000	$150,800	24,000	$-0-		$17,686
Vice President and Chief Financial Officer	2002	220,000	167,200	24,000	-0-		20,465
Vice President and Chief Financial Officer	2001	185,000	27,053	-0-	-0-		33,258

(1)	Consists entirely of stock options.

(2)	The 2003 amounts represent the following: (a) the Company’s Savings Plan matching contributions as follows: Mr. Arzbaecher—$3,225, Mr. Goldstein—$3,225, Mr. Keller—$3,077, and Mr. Lampereur—$3,225; (b) the Company’s Savings Plan core contributions as follows: Mr. Arzbaecher—$6,000, Mr. Goldstein—$6,000, Mr. Keller—$6,000, and Mr. Lampereur—$6,000; (c) premiums paid by the Company for split-dollar life insurance for Mr. Arzbaecher—$3,787; (d) auto payments as follows: Mr. Arzbaecher—$6,916, Mr. Goldstein—$5,291, Mr. Keller—$2,687, and Mr. Lampereur—$8,070; (e) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher—$592, Mr. Goldstein—$588, Mr. Keller—$1,365, and Mr. Lampereur—$391; and (f) relocation costs paid by the Company for Mr. Goldstein—$23,565.

(3)

The 2002 amounts represent the following: (a) the Company’s Savings Plan matching contributions as follows: Mr. Arzbaecher—$2,775, Mr. Goldstein—$2,775, Mr. Keller—$2,775 and Mr. Lampereur—$2,775; (b) the Company’s Savings Plan core contributions as follows: Mr. Arzbaecher—$5,100, Mr. Goldstein—$5,100, Mr. Keller—$5,100 and Mr. Lampereur—$5,100; (c) premiums paid by the Company for split-dollar life insurance for Mr. Arzbaecher—$4,336; (d) auto payments as follows: Mr. Arzbaecher—$3,781, Mr. Goldstein—$3,360, Mr. Keller—$2,961 and Mr. Lampereur—$8,770; (e) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher—$325, Mr. Goldstein—$90, Mr. Keller—$221 and Mr. Lampereur—$54; (f) interest paid by the Company on loans in connection with the Executive Stock Purchase Plan as follows: Mr. Arzbaecher—$6,565, Mr. Goldstein—$901, Mr. Keller—$4,919 and Mr. Lampereur—$3,766; and (g) initiation fee for country club for Mr. Arzbaecher—$35,209.

(4)	The 2001 amounts represent the following: (a) the Company’s Savings Plan matching contributions as follows: Mr. Arzbaecher—$2,775, Mr. Goldstein—$1,924, Mr. Keller—$2,626 and Mr. Lampereur—$2,775; (b) the Company’s Savings Plan core contributions as follows: Mr. Arzbaecher—$5,100, Mr. Goldstein—$3,399, Mr. Keller—$5,100 and Mr. Lampereur—$5,100; (c) premiums paid by the Company for split-dollar life insurance for Mr. Arzbaecher—$4,336; (d) auto payments as follows: Mr. Arzbaecher—$4,887, Mr. Goldstein—$3,250, Mr. Keller—$1,418 and Mr. Lampereur—$7,968; (e) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher—$326, Mr. Goldstein—$42, Mr. Keller—$143 and Mr. Lampereur—$54; and (f) interest paid by the Company on loans in connection with the Executive Stock Purchase Plan as follows: Mr. Arzbaecher—$29,725, Mr. Keller—$27,116 and Mr. Lampereur—$17,361; and (g) relocation costs paid by the Company for Mr. Goldstein—$12,291.

(5)	Mr. Boel joined the Company in fiscal 2003 in his current capacity. Prior to joining the Company as an executive officer, Mr. Boel was a non-employee member of the Board of Directors.

(6)	Mr. Boel holds 6,000 restricted stock units which were awarded to him in September 2002. The dollar value shown in the table above is based on the closing price of $19.03 per share on the date the restricted stock units were granted. The restricted stock units are currently unvested, but will vest 100% on September 3, 2004. The value of the restricted units as of August 31, 2003 was $154,500 based on the closing price of $25.75 per share on that date. Dividends (if any) will be paid on the restricted stock units at the same rate as other outstanding shares of the Company’s Class A Common Stock.

(7)	The 2003 amount for Mr. Goldstein includes $16,639 of interest on a loan related to his relocation to the Milwaukee area, which the Company paid on his behalf. The 2002 amount for Mr. Goldstein includes $22,242 of imputed interest on a loan from the Company to Mr. Goldstein to cover relocation expenses and transition costs in connection with Mr. Goldstein’s move from Connecticut to the Milwaukee area. Mr. Goldstein paid the loan in full in August 2002.

(8)	Mr. Goldstein joined the Company in fiscal 2001.

Option/SAR Grants in Last Fiscal Year

The following table sets forth information concerning stock option grants during the last fiscal year to the named executive officers. No stock appreciation rights (“SARs”) were granted in fiscal 2003.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($/Sh)	Expiration Date (2)	5%	10%
Robert C. Arzbaecher	90,000	25%	23.94	1/1/13	$1,355,016	$3,433,878
Gustav H.P. Boel	-0-	-0-	n/a	n/a	n/a	n/a
Mark E. Goldstein	24,000	7%	23.94	1/1/13	361,338	915,701
Ralph L. Keller	14,000	4%	23.94	1/1/13	210,780	534,159
Andrew G. Lampereur	24,000	7%	23.94	1/1/13	361,338	915,701

(1)	Based on stock option grants for an aggregate of 364,280 shares made to all employees during the fiscal year ended August 31, 2003.

(2)	Unless earlier terminated, options expire ten years from the date of grant and generally become exercisable as to half of the shares granted two years after the date of grant and fully exercisable five years after the date of grant. In the event of a change in control of the Company, the Compensation Committee may either provide for equivalent substitute options to be granted to the optionees or a cash-out of the options based on the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. Optionees who earn more than $100,000 per year may elect to defer receipt of option shares upon exercise of an option. Throughout the deferral period, the deferred shares are credited with “deemed dividends” at the same rate as dividends paid on Company common stock. At the end of the deferral period, such accumulated cash dividend equivalent amounts are converted into shares of common stock and distributed with the shares of common stock issued to settle the optionee’s deferred share account.

(3)	The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the common stock price.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth information for each of the named executive officers concerning options exercised during fiscal 2003 and the number and value of stock options outstanding at the end of the fiscal year. No SARs are outstanding.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the Money Options/SARs at Fiscal Year-End ($)(2)
Name	Shares Acquired	Value Realized	Exercisable	Unexercisable(1)	Exercisable	Unexercisable
Robert C. Arzbaecher	148,720	$2,261,002	325,280	352,000	$6,437,287	$4,397,370
Gustav H.P. Boel	-0-	-0-	12,000	-0-	159,870	-0-
Mark E. Goldstein	-0-	-0-	12,000	64,000	226,920	623,250
Ralph L. Keller	-0-	-0-	20,200	54,200	351,218	628,638
Andrew G. Lampereur	-0-	-0-	133,000	84,800	2,853,281	1,030,352

(1)	Represents unvested options at the end of fiscal 2003.

(2)	Based upon the closing price of $25.75 of the common stock on the New York Stock Exchange, Composite Tape on August 31, 2003, as reported in the Wall Street Journal.

Equity Compensation Plan Information

The following table provides information as of August 31, 2003 regarding the number of shares of common stock that may be issued under the Company’s equity compensation plans. The table does not include shares that may be issued under the 2004 Employee Stock Purchase Plan which is being submitted for approval at the Meeting.

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,956,102	$11.46	905,020
Equity compensation plans not approved by security holders	-0-	N/A	75,854(2)
Total	1,956,102	$11.46	980,874

(1)	The table does not include information regarding the Company’s Outside Directors’ Deferred Compensation Plan. The plan permits deferral of director compensation into phantom stock units which are paid out in shares of common stock. The directors who participate in the plan do not have any voting or dispositive power over the phantom stock units. As of August 31, 2003, there were 42,684 phantom stock units held in the plan.

(2)	Consists of shares available for issuance under the Company’s Employee Stock Purchase Plan. Pursuant to the Employee Stock Purchase Plan, participating employees existing have the opportunity to purchase shares of common stock through payroll deductions. Participants may authorize payroll deductions of up to $300 per month, with a minimum payroll deduction of $20 per month, unless otherwise determined by the plan administrator. Monthly purchases of common stock to fulfill the participants’ purchase requirements will, at the election of the Company, be effected by the plan administrator either by the purchase of shares in the open market or by the purchase of treasury shares or authorized but unissued shares from the Company. Purchases will be effected by the plan administrator as soon as practicable following the final payroll period each month. At the Company’s discretion, shares may be acquired by participants at a discount not to exceed 10% of the applicable purchase price paid by the plan administrator. For open market purchases, the applicable purchase price is the average price of the actual market purchases made by the plan administrator. For the purchase or treasury or authorized but unissued shares, the applicable purchase price is the average daily closing price of the common stock for the last ten trading days of each month. The specific discount applicable to a calendar year’s purchases under the plan will be determined in advance by the Company. However, no discount will be available unless the Company’s cash profits per share for the immediately preceding fiscal year have increased at least 15% over the cash profits per share of the fiscal year preceding the most recently completed fiscal year. All dividends paid on shares held in the Employee Stock Purchase Plan will automatically be reinvested in common stock.

Change in Control Arrangements

Certain of the Company’s stock option plans contain provisions that would be triggered by a change in control of the Company. The 1996, 2001 and 2002 Stock Option Plans permit the Compensation Committee to either provide for equivalent substitute options to be granted to the optionees upon a change in control or the cash-out of options previously granted under such plan based on the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. The 1990 Stock Option Plan provides for acceleration of vesting in the event of a change in control. Finally, the stock option deferral programs which are part of each stock option plan maintained by the Company require distribution of all deferred shares as soon as administratively practicable after the date of a change in control.

The Company has entered into change in control agreements with each of Messrs. Arzbaecher, Blackmore, Goldstein, Kobylinski, Keller, Kerk, Lampereur and Wieczorek, present executive officers of the Company, whereby the Company will provide the executives with termination benefits upon termination of employment following a change in control and a triggering event. A triggering event is generally defined as:

•	(a) reducing the total base compensation amount paid by the Company to the executive or (b) modifying the bonus plan applicable to the executive which results in the executive earning less than the then existing bonus plan or (c) reducing the total aggregate value of the fringe benefits received by the executive from the Company from the levels received by the executive at the time of a change in control or during the 120-day period immediately preceding the change in control; or

•	a material change in the executive’s position or duties, executive’s reporting responsibilities, or persons reporting to the executive from the levels existing at the time of a change in control or during the 180-day period immediately preceding the change in control; or

•	a change in the location or headquarters where the executive is expected to provide services of 40 or more miles from the previous location existing at the time of the change in control or during the 180-day period immediately preceding the change in control.

A change in control is defined as:

•	a sale of over 50% of the stock of the Company measured in terms of voting power, other than in a public offering or certain acquisitions by the Company; or

•	the sale by the Company of over 50% of its business or assets in one or more transactions over a consecutive 12-month period; or

•	a merger or consolidation of the Company with any other corporation if the shareholders of the Company prior to the transaction do not own at least 50% of the surviving entity; or

•	the acquisition by any means of more than 25% of the voting power or common stock of the Company by any person or group of persons (with group defined by the definitions under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or

•	the election of directors constituting a majority of the Company’s Board of Directors pursuant to a proxy solicitation not recommended by the Company’s Board of Directors.

The terms of the change in control agreements are not uniform and vary by executive. The period of time during which a triggering event (and corresponding termination of employment) must occur in connection with a change in control vary from 6 months prior to, and 18 to 24 months following, the change in control. The termination benefits payable range from one to two times base salary plus one to two times bonus. The Company will also continue to provide welfare benefits and other perquisites which the executive was receiving at the time of the change in control for a period ranging from 12 to 24 months after termination.

Performance Graph

The following graph shows the cumulative total shareholder return on the common stock during the preceding five fiscal years as compared to the returns on the Standard & Poor’s 500 Stock Index and the Dow Jones US Industrial Diversified Index. The graph assumes that $100 was invested on August 31, 1998 in the common stock and each index and that all dividends were reinvested. On July 31, 2000 the Company spun off its Electronics Business as a company named APW Ltd. and this resulted in the Company’s stock price decreasing from approximately $39.8125 (combined price as of spin off) to $3.062 (both numbers pre-fiscal 2001 reverse stock split and fiscal 2004 stock split) after the spin off. For purposes of this performance graph, the distribution of the APW Ltd. shares in the spin off was treated as a special dividend paid to shareholders of the Company which dividend, in turn, was reinvested into the Company.

	1998	1999	2000	2001	2002	2003

ACTUANT CORPORATION	$100.00	123.68	259.68	223.08	402.31	541.56

S&P 500	100.00	139.83	162.64	122.98	100.85	113.02

DOW JONES US INDUSTRIAL DIVERSIFIED	100.00	144.57	189.98	152.56	113.39	122.11

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2003. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all of those filing requirements were satisfied with respect to fiscal 2003, except that reports for the following transactions were filed late due to administrative oversights: (i) a grant of restricted stock to Mr. Boel, (ii) a grant of options to each of Mr. Chelberg, Mr. Crowther, Mr. Hall, Ms. Hempel and Mr. Sovey and (iii) a grant of phantom stock to each of Mr. Crowther, Mr. Hall and Mr. Sovey.

Independent Public Accountants

The Company retained PricewaterhouseCoopers LLP as its accountants for the 2004 fiscal year.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Meeting and available to respond to appropriate questions and make a statement if desired.

Fees Billed to the Company by PricewaterhouseCoopers LLP During Fiscal Year 2003 and 2002

PricewaterhouseCoopers LLP was the Company’s principal accountant for fiscal years 2003 and 2002. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for such fiscal years were as follows:

	Fiscal Year Ended August 31, 2003	Fiscal Year Ended August 31, 2002
Audit Fees	$616,000	$503,000
Audit-Related Fees	$68,000	$82,000
Tax Fees	$766,000	$738,000
All Other Fees	$2,000	$-0-

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements, the review of quarterly financial statements, the preparation of statutory and regulatory filings, and the issuance of comfort letters and consents. Audit-Related Fees were for professional services rendered in connection with employee benefit plan audits, accounting consultations, due diligence and audits in connection with acquisitions. Tax fees consist of fees billed for professional services for tax compliance, tax planning and tax advice. These services include assistance regarding federal, state and international tax compliance and planning, tax audit defense, and mergers and acquisitions.

The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. All annual recurring audit fees require specific approval by the Audit Committee prior to the work commencing. All non-audit services which involve more that $50,000 in fees require specific approval by the Audit Committee prior to the work commencing. The Audit Committee has given general pre-approval for all legally allowable services provided by the independent auditor that involve less than $50,000. Any such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the Audit Committee.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than August 7, 2003 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be delivered to the Company by September 11, 2003, but no earlier than August 12, 2003, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s bylaws.

Additional Matters

Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 21, 2003 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Milwaukee, Wisconsin

December 5, 2003

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year-ended August 31, 2003, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon request directed to Andrew Lampereur, Vice President and Chief Financial Officer, Actuant Corporation, P.O. Box 3241, Milwaukee, Wisconsin 53201.

EXHIBIT A

ACTUANT CORPORATION

2004 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. Actuant Corporation, a Wisconsin corporation (the “Company”), hereby adopts the 2004 Actuant Corporation Employee Stock Purchase Plan (the “Plan”). The purpose of the Plan is to provide an opportunity for the employees of the Company and any designated subsidiaries to purchase Class A Common Shares of the Company at a discount through voluntary automatic payroll deductions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company’s shareholders.

2. Shares Subject to Plan. An aggregate of 100,000 Class A Common Shares of Actuant Corporation (the “Shares”) may be sold pursuant to the Plan. Such Shares may be authorized but unissued Class A Common Shares, treasury shares or Class A Common Shares purchased in the open market. If there is any change in the outstanding shares of Class A Common Shares by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number of Shares available for sale shall be equitably adjusted by the Committee appointed to administer the Plan to give proper effect to such change.

3. Administration. The Plan shall be administered by a committee (the “Committee”) which shall be the Compensation Committee of the Board of Directors. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any benefits granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board of Directors, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

4. Eligibility. All regular employees of the Company, and of each qualified subsidiary of the Company which may be so designated by the Committee, other than, in the discretion of the Committee:

(a) employees whose customary employment is 20 hours or less per week;

(b) employees whose customary employment is for not more than 5 months per year;

(c) employees who are nonresident aliens and who receive no earned income from the Company constituting United States source income;

(d) employees whose terms and conditions of employment are governed by a collective bargaining agreement resulting from good faith collective bargaining where benefits of the type being offered under the Plan were the subject of such bargaining, unless such agreement specifies that such individuals are eligible for the Plan; and

(e) employees who are members of the Executive Leadership Team;

shall be eligible to participate in the Plan. The Committee may authorize some or all of the employees described in subparagraphs (a) through (e) above to participate in the Plan (e.g., employees in a particular bargaining unit, employees working in a particular country, or employees of a business unit located in a particular country). For purposes of this Plan, the term “employee” means any individual in an employee-employer relationship with the Company or a qualified subsidiary of the Company, but shall exclude (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a qualified subsidiary who has entered into an independent contractor or consultant agreement with the Company or a qualified subsidiary; (iv) any individual performing services for the Company or a qualified subsidiary under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company or a qualified subsidiary enters into for services; and (v) any “leased employee” as defined in Section 414(n) of the Internal Revenue Code. The term “qualified subsidiary” means any corporation or other entity in which a fifty percent (50%) or greater interest is, at the time, directly or indirectly owned by the Company or by one or more subsidiaries or by the Company and one or more subsidiaries which is designated for participation by the Committee.

5. Participation. An eligible employee may elect to participate in the Plan as of any “Enrollment Date.” Enrollment Dates shall occur on the first day of an Offering Period (as defined in paragraph 8). Any such election shall be made by completing and forwarding an enrollment and payroll deduction authorization form to the Human Resources Department in accordance with rules established by the Committee prior to such Enrollment Date, authorizing payroll deductions in such amount as the employee may request but in no event less than the minimum nor more than the maximum amount as the Committee shall determine. A participating employee may increase or decrease payroll deductions as of any subsequent Enrollment Date by completing and forwarding a revised payroll deduction authorization form to the Human Resources Department in accordance with rules established by the Committee; provided, that changes in payroll deductions shall not be permitted to the extent that they would result in total payroll deductions below the minimum or above the maximum amount specified by the Committee. An eligible employee may not initiate, increase or decrease payroll deductions as of any date other than an Enrollment Date except by withdrawing from the Plan as provided in paragraph 7.

6. Payroll Deduction Accounts. The Company shall establish a “Payroll Deduction Account” for each participating employee, and shall credit all payroll deductions made on behalf of each employee pursuant to paragraph 5 to his or her Payroll Deduction Account. No interest shall be credited to any Payroll Deduction Account.

7. Withdrawals. An employee may withdraw from an Offering Period at any time by completing and forwarding a written notice to the Human Resources Department in accordance with rules established by the Committee. Upon receipt of such notice, payroll deductions on behalf of the employee shall be discontinued commencing with the immediately following payroll period. Amounts credited to the Payroll Deduction Account of any employee who withdraws shall remain in the account and be used to purchase Shares in accordance with paragraph 9 hereof, subject to the limitations in paragraph 8 hereof.

8. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first day of every month, or on such other date as the Committee shall determine, and continuing thereafter to the last day of the respective period or until terminated in accordance with paragraph 17 hereof. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings. The trading day or days designated by the Committee following the end of each Offering Period prior to the termination of the Plan shall constitute the purchase dates (the “Share Purchase Dates”) on which each employee for whom a Payroll Deduction Account has been maintained shall purchase the number of Shares determined under paragraph 9(a). Open market purchases may be made over a period of not more than 10 days at the election of the Committee. “Trading day”

shall mean a day on which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Company shall not permit the exercise of any right to purchase Shares:

(a) to an employee who, immediately after the right is granted, would own shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary; or

(b) which would permit an employee’s rights to purchase shares under this Plan, or under any other qualified employee stock purchase plan maintained by the Company or any subsidiary, to accrue at a rate in excess of $25,000 of the fair market value of such shares (determined at the time such rights are granted) for each calendar year in which the right is outstanding at any time.

For purposes of subparagraph (a), the provisions of Section 424(d) of the Internal Revenue Code shall apply in determining the stock ownership of an employee, and the shares which an employee may purchase under outstanding rights or options shall be treated as shares owned by the employee.

9. Purchase of Shares.

(a) Subject to the limitations set forth in paragraphs 7 and 8, each employee participating in an offering shall have the right to purchase as many full and fractional Shares (to 3 decimal places) as may be purchased with the amounts credited to his or her Payroll Deduction Account as of the last day of the Offering Period immediately preceding the applicable Share Purchase Date (or such other date as the Committee shall determine) (the “Cutoff Date”). Employees may purchase Shares only through payroll deductions, and cash contributions shall not be permitted.

(b) The “Purchase Price” for Shares purchased under the Plan in the open market shall be not less than an amount equal to 90% of the average of the actual market purchases made by the Company for the applicable Offering Period. The “Purchase Price” for authorized but unissued Class A Common Shares or treasury shares purchased under the Plan shall be not less than an amount equal to 90% of the average of the daily closing price for the Shares for the last 10 trading days of each Offering Period. If there is no trading of the Shares on the market (or if trading is halted or suspended) for a substantial period during any such trading days or day, the “Purchase Price” shall be determined by the Committee on the basis of such market quotations as it deems appropriate. For these purposes, the closing price shall be as reported on the New York Stock Exchange Composite Transactions list as reported in the Wall Street Journal, Midwest Edition. The Committee shall have the authority to establish a different Purchase Price as long as any such Purchase Price complies with the provisions of Section 423 of the Internal Revenue Code. Notwithstanding the foregoing, no discount shall be available under the Plan for a calendar year unless the Company’s cash profits per share for the immediately preceding fiscal year have increased at least 15% over the cash profits per share of the fiscal year preceding the most recently completed fiscal year.

(c) On each Share Purchase Date, the amount credited to each participating employee’s Payroll Deduction Account as of the immediately preceding Cutoff Date shall be applied to purchase as many full and fractional Shares (to 3 decimal places) as may be purchased with such amount at the applicable Purchase Price. Any amount remaining in an employee’s Payroll Deduction Account as of the relevant Share Purchase Date in excess of the amount that may properly be applied to the purchase of Shares as a result of the application of the limitations set forth in paragraph 8 hereof shall be refunded to the employee as soon as practicable.

10. Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each participating employee shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each participating employee to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. Shares purchased by an employee pursuant to the Plan shall be held in the employee’s brokerage or Plan share account (“Plan Share Account”) in his or her name, or if the employee so indicates on his or her payroll deduction authorization form, in the employee’s name jointly with a member of the employee’s family or other beneficiary, with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may request that such Shares be held in his or her name as tenant in common with a member of the employee’s family or other beneficiary, without right of survivorship.

11. Rights as Shareholder. An employee shall have no rights as a shareholder with respect to Shares subject to any rights granted under this Plan until payment for such Shares has been completed at the close of business on the relevant Share Purchase Date.

12. Certificates. Certificates for Shares purchased under the Plan will not be issued automatically. However, certificates for whole Shares purchased shall be issued as soon as practicable following an employee’s written request. The Company may make a reasonable charge for the issuance of such certificates. Fractional interests in Shares shall be carried forward in an employee’s Plan Share Account until they equal one whole Share or until the termination of the employee’s participation in the Plan, in which event an amount in cash equal to the value of such fractional interest shall be paid to the employee in cash.

13. Termination of Employment. If a participating employee’s employment is terminated for any reason, including death, or if an employee otherwise ceases to be eligible to participate in the Plan, payroll deductions on behalf of the employee shall be discontinued and any amounts then credited to the employee’s Payroll Deduction Account shall be distributed to the employee (or the employee’s beneficiary) as soon as practicable.

14. Rights Not Transferable. Rights granted under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during an employee’s lifetime only by the employee.

15. Employment Rights. Neither participation in the Plan, nor the exercise of any right granted under the Plan, shall be made a condition of employment or of continued employment with the Company or any subsidiary. Participation in the Plan does not limit the right of the Company or any subsidiary to terminate a participating employee’s employment at any time or give any right to an employee to remain employed by the Company or any subsidiary in any particular position or at any particular rate of remuneration.

16. Application of Funds. All funds received by the Company for Shares sold by the Company on any Share Purchase Date pursuant to this Plan may be used for any corporate purpose.

17. Amendments and Termination. The Board of Directors may amend the Plan at any time, provided that no such amendment shall be effective unless approved within 12 months after the date of the adoption of such amendment by the affirmative vote of shareholders holding Class A Common Shares entitled to a majority of the votes represented by all outstanding Class A Common Shares entitled to vote if such shareholder approval is required for the Plan to continue to comply with the requirements of Section 423 of the Internal Revenue Code and other applicable regulatory rules. The Board of Directors may suspend the Plan or discontinue the Plan at any time. Upon termination of the Plan, all payroll deductions shall cease and all amounts then credited to the participating employees’ Payroll Deduction Accounts shall be equitably applied to the purchase of full and fractional Shares (to 3 decimal places) then available for sale, and any remaining amounts shall be promptly refunded to the participating employees.

18. Applicable Laws. This Plan, and all rights granted hereunder, are intended to meet the requirements of an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, as amended from time to time, and the Plan shall be construed and interpreted to accomplish this intent. Sales of Shares under the Plan are subject to, and shall be accomplished only in accordance with, the requirements of all applicable securities and other laws.

19. Expenses. Except to the extent provided in paragraph 12, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to participating employees, shall be borne by the Company and its subsidiaries.

20. Shareholder Approval. The Plan was adopted by the Board of Directors, subject to shareholder approval. The Plan and any action taken hereunder shall be null and void if shareholder approval is not obtained within the 12 months prior to the date the Board of Directors adopts the Plan or at or before the next annual meeting of shareholders.

PROXY

CLASS A COMMON STOCK

                               ACTUANT CORPORATION

                ANNUAL MEETING OF SHAREHOLDERS--JANUARY 9, 2004

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     ROBERT C. ARZBAECHER and ANDREW G. LAMPEREUR, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of
Shareholders of Actuant Corporation, a Wisconsin corporation, to be held on
Friday, January 9, 2004, or any adjournment thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED
HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY
WILL BE VOTED FOR ALL NAMES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

         IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                           (Continued on Reverse Side)

--------------------------------------------------------------------------------

                               ACTUANT CORPORATION

            PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY. / /

The Board of Directors recommends a vote FOR each of the proposals below:

1.Election of Directors:                                For  Withhold  For All
  Robert C. Arzbaecher, Gustav H.P. Boel,               All     All    Except
  Bruce S. Chelberg, H. Richard Crowther,               //      //       //
  Thomas J. Fischer, William K. Hall,
  Kathleen J. Hempel, Robert A. Peterson,
  William P. Sovey

  ________________________________________
  (INSTRUCTION: To withhold authority to vote for any
  individual nominee, write the name(s) of such nominee(s)
  above.)

2.To approve the Actuant Corporation 2004              For  Against  Abstain
  Employee Stock Purchase Plan:                         //     //      //

3.To approve the amendment to the Company's            For  Against  Abstain
  Restated Articles of Incorporation:                   //     //      //

4.In their discretion, upon such other business as may properly come before the
Meeting or any adjournment thereof; all as set out in the Notice and Proxy
Statement relating to the Meeting, receipt of which is hereby acknowledged.

Indicate changes below:
Address Change?   //         Name Change?   //
Check appropriate box
                             Date_______________________________________________

Signature(s)___________________________________________________________________

_______________________________________________________________________________

PLEASE SIGN PERSONALLY AS NAME APPEARS AT LEFT. When signing as attorney, executor, administrator, personal representative, trustee or guardian, give full title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If stock is held in the name of two or more persons, all should sign.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT!

            PLEASE VOTE, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.